Tom Bontempo, Senior Vice President

Northridge Corporation

This LEASE AGREEMENT WITH OPTION TO PURCHASE REAL ESTATE (hereinafter referred to as the Lease/Option) is made this 13th day of August 2019, by and between the following parties: Northridge Corporation (hereinafter referred to as the Tenant/Buyer); and David Fine (hereinafter referred to as the Landlord/Seller).

In consideration of the mutual promises and covenants hereinafter stipulated, the parties hereby agree as follows

(1) DESCRIPTION: The Landlord/Seller agrees to lease, and, the Tenant/Buyer agrees to rent the real property and improvements, hereinafter called property; located at: 5535 Bull Creek Road, Tarentum, Pennsylvania 15084 as more fully described: [To be provided by Landlord/Seller upon execution of Lease Agreement –  and submitted as an Addendum and made part of this Lease Agreement.]

(2) TERM: The term of this Lease/Option shall be for a period of sixty (60) days commencing on August 19, 2019, and ending on October 22, 2019. Possession shall be given to Tenant/Buyer upon execution of Lease Agreement.

(3) RENT: Tenant/Buyer agrees to pay to the Landlord/Seller, the sum of $500.00 per month, with the first payment beginning August 19, 2019, as rent for the property, for the term of this Lease/Option, and during any extensions thereof. All rental payments shall be due and payable in advance on the 19th day of each and every month. An amount equal to $500.00 for each month in which rent was paid, shall be not credited to the Tenant/Buyer and not applied to the purchase price of the property in the event that the Tenant/Buyer exercises its option hereunder; otherwise, this credit shall be non-refundable and considered forfeited if the option is not exercised.

(4) OPTION TO PURCHASE: The Tenant/Buyer, as part of the consideration herein, is hereby granted the exclusive right, option and privilege of purchasing property at any time during the term of this Lease/Option agreement or any extension thereof. The Option to Purchase by Tenant/Buyer is One Hundred and Twenty-Five Thousand Dollars ($125,000).  The Tenant/Buyer shall notify the Landlord/Seller in writing of the exercise of this option at least ten (10) days prior to the expiration of the initial term of this Lease/Option or the expiration of any extension thereof, by mail to the last-provided address of Landlord/Seller.

(5) COVENANTS OF TENANT/BUYER: Commencing with and during the term of this agreement, including extensions, the Tenant/Buyer hereby covenants and agrees as follows: (A) That the Tenant/Buyer will pay all utility charges and bills, including, but not limited to, water, sewer, gas, oil, and electric, which may be assessed or charged against the property; (B) That the

Tenant/Buyer will not use the property for any unlawful purpose; and that the Tenant/Buyer will conform to and obey all laws, ordinances, rules, regulations, requirements and orders of all Federal, Stale, and Local governmental authorities, agencies, departments, bureaus, boards or officials, respecting the use of the property; and (C) That the Tenant/Buyer will surrender and deliver up the property, at the end of the term or any extensions thereof, should the option herein not be exercised, in as good order and condition as the same now exists, reasonable use and natural wear and tear excepted.

(6) COVENANTS OF LANDLORD/SELLER: The Landlord/Seller hereby covenants and agrees as follows: (A) That the Tenant/Buyer shall peaceably and quietly hold, occupy, use and enjoy the property, without any let, hindrance or molestation by Landlord/Seller or any person associated therewith.

(7) BREACH BY TENANT/BUYER: If the Tenant/Buyer shall fail to keep and perform any of the covenants, agreements, or provisions of this Lease/Option, or If the Tenant/Buyer shall abandon the property; it shall be lawful for the Landlord/Seller to enter into said property and again have, repossess, and enjoy the same as if this Lease/Option had not been made, and thereupon this Lease/Option and everything herein contained on the part of the Landlord/Seller to be done and performed shall cease, determine and be utterly void. The commencement of a proceeding or suit in forcible entry and detainer or in ejectment, or otherwise after any default by the Tenant/Buyer, shall be equivalent in every respect to actual entry by the Landlord/Seller.

(8) COSTS OF IMPROVEMENTS: In the event the Tenant/Buyer does not exercises the option to purchase set forth in paragraph (4), Landlord/Seller shall retain and owns all improvement at no cost.

(9) RIGHT OF ASSIGNMENT: The Tenant/Buyer shall have the unqualified right to sublet the property, and/or to assign, sell, transfer, pledge or otherwise convey any or all rights or interests which the Tenant/Buyer may have in the property or in this Lease/Option Agreement. Any such assignment will release original Tenant/Buyer from liability and substitute assignee in his/her or its place.

(10) MAINTENANCE AND REPAIRS: The Tenant/Buyer accepts the property “as is" on the date of execution of this Lease/Option. (a) The Tenant/Buyer shall henceforth be responsible for all maintenance and repair upon said property, both interior and exterior. (b) Tenant/Buyer shall be prohibited from disturbing, moving or altering the soil, or topography, without the written consent of Landlord/Seller, (c) The Tenant/Buyer shall have the right to make such repairs, maintenance, and improvements as Tenant/Buyer shall deem necessary proper or desirable.  (d) Tenant/Buyer will maintain the lawn in an acceptable manner. (e) The Tenant/Buyer shall be solely liable for payment for said improvements and shall hold the Landlord/Seller nameless or liable for any costs or expenses incurred by Tenant/Buyer.

(11) BINDING AGREEMENTS: The parties hereto agree that this Lease/Option comprises the entire agreement of the parties and that no other representation or agreements have been made or relied upon, and that this Lease/Option agreement shall inure to the benefit of arid shall be binding upon the parties, their heirs, executors, administrators, personal representatives, successors or assigns.

(12) SPECIAL PROVISIONS:   A TITLE SEARCH will be ordered immediately by the Tenant/Buyer: This cost will be borne by the Tenant/Buyer unless it is discovered that Landlord/Seller has unmarketable title in which case the Landlord/Seller will reimburse Tenant/Buyer the cost of the search. If the title is unmarketable the Tenant/Buyer will then have the option to void this agreement or proceed as agreed herewith.

(13) OPTION TO PURCHASE – TERMS, PRICE AND TERMS: The Tenant/Buyer agrees to pay for said property the sum of $125,000, including as stated under section (4), less any sums for which the Tenant/Buyer is entitled to claim reimbursement or offset in accordance with this agreement; the net sum to be paid in cash, certified check, or cashier’s check at closing.

(14) INCLUDED IN THE PURCHASE: The property shall also include all land, together with all improvements thereon, all appurtenant rights, privileges, easements, buildings, fixtures, heating, electrical, plumbing and air conditioning fixtures and facilities, window shades, venetian blinds, awnings, curtain rods, screens, storm windows and doors, affixed mirrors, wall to wall carpeting, stair carpeting, built in kitchen appliances, bath-room fixtures, radio and television aerials, landscaping and shrubbery, water softeners, garage door openers and operating devices, and all utility or storage buildings or sheds, range and refrigerator.

(15) TITLE: The Landlord/Seller shall convey marketable title to the property with the above described inclusions, by good and sufficient General Warranty Deed in fee simple absolute, on or before closing; said title to be free, clear, and unencumbered. Title to be conveyed to the Tenant/Buyer and/or assigns.

(16) CLOSING: The deed shall be delivered and the purchase money shall be paid at the lending institutions, or other office, of Tenant/Buyer's choice, or to a site in Allegheny County, Pennsylvania, mutually agreed upon by the parties, no later than fifteen (15) days, from notification to the Landlord/Seller of the Tenant/Buyer's exercise of the option.

(17) COSTS AND PRORATIONS: There shall be no prorated between the landlord/Seller and the Tenant/Buyer, as of date of closing. Tenant/Buyer, shall be responsible as stated: (a) The real estate taxes to be prorated as of the date of closing, with the local and county on a calendar year basis, and the school assessment on a fiscal basis. (b) Tenant/Buyer shall be responsible for all realty transfer taxes, lien letter, document preparation, compliance with all municipal ordinances, including but not limited to smoke dye testing and occupancy requirements, and any other miscellaneous closing costs.

(18) INSURANCE: While this option shall remain executory and up until the time of closing, the Tenant/Buyer shall maintain fire and extended coverage upon the property, including proof provide unto Landlord/Seller as loss payee.

IN WITNESS WHEREOF: the parties hereto, have set their hands to this Lease/Option Agreement on this 13th day of August 2019.

__________________________________

David Fine,  Landlord/Seller

1932fine@gmail.com

__________________________________

Tom Bontempo, Senior Vice President

Northridge Corporation

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